Exhibit 99.1


JT DAVENPORT & SONS TO DISTRIBUTE THE WELLSTONE BRAND

DURHAM, N.C., April 5, 2006 /PRNewswire-FirstCall/ -- Wellstone Filters, Inc. (the Company) (OTC Bulletin Board: WLSF - News) is pleased to announce that JT Davenport & Sons of Sanford, North Carolina, a major supplier to convenience stores in the Southeastern United States, has partnered with Wellstone Tobacco Co. and is now stocking all styles of the Wellstone Brand family.

JT Davenport www.jtdavenport.com supplies approximately 2000 stores from Maryland to South Carolina and is securing orders for Wellstone through their sales organization. Retailers and chains supplied by JT Davenport do business under various names that will be available through our website www.wellstonefilters.com once product has been verified to have arrived at each location.

Wellstone's brand family includes Wellstone Red, Wellstone Smooth Blue and Wellstone Menthol in both King Size and 100's.

Licensed direct buying accounts can place their orders by telephoning 1-866-456-9827, or by e-mail at sales@lowertar.com.

Wellstone believes the combination of its patented filter and premium tobacco blend provides the richest, smoothest tasting cigarette available. Moreover, Wellstone is the first ultra-premium cigarette at a value price.

Wellstone's  patented  filter  does  not make  a  safer  cigarette.   Wellstone
emphasizes that NO cigarette is safe. This corporate communication by Wellstone is not intended to induce any person to purchase Wellstone tobacco products.

For more information, please call investor relations at 336-597-8331.


www.wellstonefilters.com


Note: Except for the historical information contained herein, this news release contains forward-looking statements that involve substantial risks and uncertainties. Among the factors that could cause actual results or timelines to differ materially are risks associated with research and clinical development, regulatory approvals, supply capabilities and reliance on third-party manufacturers, product commercialization, competition, litigation, and the other risk factors listed from time to time in reports filed by Wellstone with the Securities and Exchange Commission, including but not limited to risks described under the caption "Important Factors That May Affect Our Business, Our Results of Operation and Our Stock Price." The forward-looking statements contained in this news release represent judgments of the management of Wellstone as of the date of this release. Wellstone and its managers and agents undertake no obligation to publicly update any forward- looking statements.